Exhibit 23.5

[Letterhead of iResearch Consulting Group]

March 14, 2011

Qihoo Technology Company Limited

Block 1, Area D, Huitong Times Plaza

No. 71 Jianguo Road, Chaoyang District

Beijing 100025

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name, the reference to our report dated Feb. 26, 2011 commissioned by Qihoo Technology Company Limited (the “Report”) and the inclusion of statistical data from the Report in the prospectus included in the registration statement on Form F-1, originally filed by Qihoo Technology Company Limited on March 14, 2011, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours very truly,

/s/ Henry Yang
Name: Henry Yang
Title: CEO